                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AMERICA WEST AIRLINES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

AMERICA WEST AIRLINES[tm]




                                 April 2, 1996

To Our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Airlines, Inc. to be held at the Columbus Art Museum located at 480 East Broad Street in Columbus, Ohio, on May 23, 1996, at 10:00 a.m. (Eastern Daylight Time). A Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     We hope that you will be able to attend the annual meeting. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ WILLIAM A. FRANKE

                                          William A. Franke
                                          Chairman of the Board and
                                          Chief Executive Officer














                            4000 E. Sky Harbor Blvd.
                               Phoenix, Az 85034

                          AMERICA WEST AIRLINES[tm]
                        4000 EAST SKY HARBOR BOULEVARD
                            PHOENIX, ARIZONA 85034

                           ------------------------

                NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 23, 1996
                           ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of America West
Airlines, Inc. (the "Company") will be held at the Columbus Art Museum located at 480 East Broad Street in Columbus, Ohio, on May 23, 1996, at 10:00 a.m. (Eastern Daylight Time) for the following purposes:

          1. To elect 14 directors, each to hold office for a term of one year; and

          2. To transact any other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of the Company's common stock at the close of business on March 25, 1996 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                          By Order of the Board of Directors

                                          /s/ PATRICIA PENWELL
                                          _____________________________
                                          Patricia Penwell
                                          Secretary

Phoenix, Arizona
April 2, 1996

                          AMERICA WEST AIRLINES, INC.
                         4000 EAST SKY HARBOR BOULEVARD
                             PHOENIX, ARIZONA 85034
                            ------------------------

                                PROXY STATEMENT
                            ------------------------
                            MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1996
                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of America West Airlines, Inc. (the "Company" or "America West"), for use at the Annual Meeting of Stockholders of the Company or any adjournment thereof (the "Meeting") to be held at the Columbus Art Museum located at 480 East Broad Street in Columbus, Ohio, on May 23, 1996, at 10:00 a.m. (Eastern Daylight
Time), for the purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 5, 1996.

THE PROXY

     Stockholders submitting proxies may revoke them at any time before they are voted by notifying the Secretary of the Company in writing of such revocation or by execution of a subsequent proxy sent to Patricia Penwell, Secretary, America West Airlines, Inc., 4000 East Sky Harbor Boulevard, Phoenix, Arizona 85034, or by attending the Meeting in person and giving notice of revocation to the inspector of election at the Meeting. Any such revocation, or subsequent proxy, must be received prior to the commencement of voting at the Meeting to be effective. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

     The Company will bear the costs of this solicitation. The Company has retained Hill & Knowlton to assist in the solicitation of proxies for a fee estimated at $7,500, plus reimbursement of out-of-pocket expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram and personal interview by employees and directors of the Company, none of whom will receive additional compensation therefor. The Company has also requested brokers or nominees who held common stock in street name on the record date to forward proxy soliciting material to the beneficial owners of such stock at the Company's expense.

RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 25, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 1,200,000 shares of its Class A common stock, par value $.01 per share ("Class A Common Stock"), and 44,494,973 shares of its Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The shares of Common Stock are the Company's only outstanding voting securities.

     Subject to certain limitations on voting by non-U.S. citizens, each share of Class A Common Stock held of record is entitled to fifty votes per share and each share of Class B Common Stock held of record is entitled to one vote per share. Holders of Class A Common Stock and Class B Common Stock vote together as a single class for all matters submitted to a vote of the stockholders. The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the outstanding Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. The election of directors will require a plurality of the votes cast at the Meeting. Abstentions will not be included in the tally of votes cast and, therefore, will not affect the outcome of the election of directors. Broker non-votes are not included in the tally of shares present for voting purposes and, therefore, will not affect the outcome of the election of directors. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the Meeting.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 1, 1996 the beneficial ownership of the outstanding Common Stock of the Company by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of America West, each executive officer and director of America West and all executive officers and directors of America West as a group.

                                       CLASS A SHARES               CLASS B SHARES           CLASS A AND B
                                     BENEFICIALLY OWNED           BENEFICIALLY OWNED           COMBINED
                                  ------------------------     -------------------------     VOTING POWER
       BENEFICIAL OWNER(1)         NUMBER       PERCENTAGE       NUMBER       PERCENTAGE      PERCENTAGE
- --------------------------------- ---------     ----------     ----------     ----------     -------------
TPG Partners, L.P. ("TPG")(2)....   941,431        78.5%        3,857,882(3)      8.3%           47.9%(3)
  201 Main Street
  Suite 2420
  Fort Worth, Texas 76102
Continental Airlines, Inc
  ("Continental")(4).............   158,569        13.2%        1,120,000(5)      2.5%            8.6%(5)
  2929 Allen Parkway
  Houston, Texas 77019
Mesa Airlines, Inc.
  ("Mesa").......................   100,000         8.3%        1,000,269(6)      2.2%            5.7%(6)
  2525 30th Street
  Farmington, New Mexico 87401
FMR Corp. ("Fidelity")...........        --           --        4,445,438(7)      9.9%            4.2%(7)
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company....        --           --        5,036,835(8)     11.3%            4.8%(8)
  75 State Street
  Boston, Massachusetts 02109
The Equitable Companies
  Incorporated...................        --           --        3,118,340(9)      7.0%            3.0%(9)
  787 Seventh Avenue
  New York, New York 10019
Lehman Brothers Holdings Inc.
  ("Lehman").....................        --           --        2,844,768(10)     6.4%            2.7%(10)
  200 Vesey Street
  American Express Tower
  World Financial Center
  New York, New York 10285-1800
William A. Franke................        --           --          779,334(11)     1.7%               *
A. Maurice Myers(12).............        --           --               --            *               *
Thomas F. Derieg.................        --           --               --(13)       --              --
John R. Garel....................        --           --           28,333(13)        *               *
Stephen L. Johnson...............        --           --           10,000(13)        *               *
W. Douglas Parker................        --           --           28,333(13)        *               *
Michael A. Vescuso...............        --           --            8,334(13)        *               *
Michael R. Carreon...............        --           --            2,000(13)        *               *
C. A. Howlett....................        --           --           10,000(13)        *               *
Larry Pool.......................        --           --               --            *               *
Martin J. Whalen(14).............        --           --           30,000           --              --
Julia Chang Bloch................        --           --            6,000(15)        *               *
Stephen F. Bollenbach............        --           --            6,000(15)        *               *
Frederick W. Bradley, Jr. .......        --           --            6,000(15)        *               *
James G. Coulter(16)............. 1,100,000        91.7%        4,983,882(15)    10.6%           56.0%
John F. Fraser...................        --           --            6,000(15)        *               *

                                       CLASS A SHARES               CLASS B SHARES           CLASS A AND B
                                     BENEFICIALLY OWNED           BENEFICIALLY OWNED           COMBINED
                                  ------------------------     -------------------------     VOTING POWER
       BENEFICIAL OWNER(1)         NUMBER       PERCENTAGE       NUMBER       PERCENTAGE      PERCENTAGE
- --------------------------------- ---------     ----------     ----------     ----------     -------------
John L. Goolsby..................        --           --            7,500(15)        *               *
Richard C. Kraemer...............        --           --            6,000(15)        *               *
John R. Power, Jr. ..............        --           --            6,000(15)        *               *
Larry L. Risley(17)..............   100,000         8.3%        1,006,269(15)     2.3%            5.7%
Frank B. Ryan....................        --           --            6,000(15)        *               *
Richard P. Schifter(18)..........   941,431        78.5%        3,863,882(15)     8.3%           47.9%
John F. Tierney(19)..............        --           --        1,390,615(15)        *               *
Raymond S. Troubh................        --           --            8,500(15)        *               *
All executive officers and
  directors as a group
  (23 persons)................... 1,200,000       100.0%        6,954,815(20)    14.3%           61.6%

- ---------------
  *  Less than 1%.

 (1) Information with respect to each beneficial owner of 5% or more of a class of the Company's Common Stock is based solely on Schedules 13D or 13G filed by such beneficial owners with the Securities and Exchange Commission. Pursuant to a stockholders agreement between TPG, Continental, Mesa and GPA Group plc, shares held by any of such entities could be considered beneficially owned by the other entities. The information below reflects securities directly held by such entities.

 (2) TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors are: David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), James O'Brien (vice president, treasurer and secretary), Richard P. Schifter (vice president) and Richard
     A. Ekleberry (vice president). Includes 78,644 shares of Class A Common Stock and 162,555 shares of Class B Common Stock owned by TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"), and 82,314 shares of Class A Common Stock and 170,142 shares of Class B Common Stock owned by Air Partners II, L.P., a Texas limited partnership ("Air Partners II"). The general partner of each of TPG Parallel and Air Partners II is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

 (3) Includes 1,584,706, 159,682 and 167,135 (totaling 1,911,523) shares of
     Class B Common Stock that may be acquired upon the exercise of Warrants by TPG, TPG Parallel and Air Partners II, respectively. Excludes 6,000 shares of Class B Common Stock underlying stock options held by Mr. Schifter and 6,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter.

 (4) Mr. Bonderman is also director and chairman of the board of directors of Continental and Mr. Price is a director of Continental. Mr. Bonderman, Mr. Coulter and Mr. Price, through their control positions in Air Partners, L.P., a special purpose partnership formed in 1992 to participate in the funding of the reorganization of Continental and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock.

 (5) Includes 802,860 shares of Class B Common Stock that may be acquired upon the exercise of Warrants by Continental. Excludes 6,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter.

 (6) Includes 799,767 shares of Class B Common Stock that may be acquired upon the exercise of Warrants by Mesa and 2,129 shares of Class B Common Stock owned by Regional Aircraft Services, Inc., an indirect wholly owned subsidiary of Mesa. Excludes 6,000 shares of Class B Common Stock underlying stock options held by Mr. Risley.

 (7) As of March 11, 1996, includes 518,893 shares of Class B Common Stock that may be acquired upon the exercise of Warrants. The Class B Common Stock and Warrants are owned directly by various funds and accounts advised by Fidelity Management & Research Company ("FMRC") or Fidelity Management Trust Company ("FTMC"). FMRC, a wholly owned subsidiary of FMR Corp., is an investment advisor which is registered under Section 203 of the Investment Advisors Act of 1940 and which provides investment advisory services to more than 30 investment companies which are registered under Section 8 of the Investment Company Act of 1940 and serves as investment advisor to certain other funds which are generally offered to limited groups of investors. FMTC, a wholly owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Exchange Act, serves as trustee or managing agent for various private investment accounts, primarily employee benefit plans and serves as investment advisor to certain other funds which are generally offered to limited groups of investors.

 (8) Includes shares owned by numerous investment advisory clients of Wellington Management Company ("Wellington"). Wellington, in its capacity as investment adviser, may be deemed to beneficially own such shares.

 (9) Includes 947,400 shares held by The Equitable Life Assurance Society of the United States, 2,160,940 shares held by Alliance Capital Management L.P. (9,240 of such shares may be acquired upon exercise of purchase rights) and 10,000 shares held by Donaldson, Lufkin & Jenrette Securities Corporation.

(10) Includes 293,242 shares of Class B Common Stock that may be acquired upon the exercise of Warrants by Lehman Brothers Holdings Inc.

(11) Includes 505,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Excludes 150,000 shares underlying stock options that are not exercisable within 60 days of the date hereof.

(12) Mr. Myers left the Company in December 1995.

(13) Excludes (i) 111,667 shares underlying stock options held by each of Messrs. Derieg, Garel, Parker and Vescuso, (ii) 115,000 shares underlying stock options held by Mr. Johnson, (iii) 45,000 shares underlying stock options held by each of Messrs. Howlett and Pool and (iv) 44,000 shares underlying stock options held by Mr. Carreon. Such options are not exercisable within 60 days from the date hereof.

(14) Mr. Whalen retired from the Company in December 1995.

(15) Includes 6,000 shares of Class B Common Stock that may be acquired upon exercise of stock options.

(16) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel, Air Partners II and Continental. In connection with Mr. Coulter's positions described in footnotes (2) and
     (4) above, Mr. Coulter may be deemed to own beneficially such shares. Mr. Coulter disclaims beneficial ownership of such shares.

(17) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by Mesa. Through his position as chairman and chief executive officer of Mesa, Mr. Risley may be deemed to own beneficially such shares. Mr. Risley disclaims beneficial ownership of such shares.

(18) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel and Air Partners II. In connection with Mr. Schifter's position described in footnote (2) above, Mr. Schifter may be deemed to own beneficially such shares. Mr. Schifter disclaims beneficial ownership of such shares.

(19) Includes shares of Class B Common Stock that may be acquired upon exercise of Warrants by GPA Group plc ("GPA"). Through his position at GPA, Mr. Tierney may be deemed to own beneficially such shares. Mr. Tierney disclaims beneficial ownership of such shares.

(20) Includes 4,214,593 shares of Class B Common Stock that may be acquired upon exercise of Warrants and stock options.

                              GENERAL INFORMATION

ROLE OF THE BOARD OF DIRECTORS

     The Board of Directors has responsibility for establishing broad policies of the Company and for the overall performance of the Company. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its committees. The Board is comprised of 14 directors. Certain of the Company's principal stockholders are parties to a Stockholders' Agreement relating to the composition of the Company's Board of Directors. See "Stockholders' Agreement" below.

     The Board held 13 meetings during 1995. Each director of the current Board attended at least 75% of the meetings of such Board and the committees on which such director serves except Ms. Julia Chang Bloch.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has three standing committees: a Compensation/Human Resources Committee (the "Compensation Committee"), an Audit Committee and an Executive Committee. The Company does not maintain a standing nominating committee.

     The Compensation Committee, comprised of Messrs. Kraemer (Chair), Bollenbach, Bradley and Schifter, reviews all aspects of compensation and promotion of officers of the Company and any matters relating to employee benefit plans. In 1995, the Compensation Committee met 10 times.

     The Audit Committee, comprised of Messrs. Goolsby (Chair), Risley, Ryan and Troubh, recommends to the Board of Directors selection of the Company's independent auditors, reviews the financial statements of the Company and considers such other matters relating to the internal and external audits of the financial affairs of the Company as may be necessary. In 1995, the Audit Committee met five times.

     The Executive Committee, comprised of Messrs. Franke (Chair), Bradley, Coulter and Power, has all of the powers of the Board of Directors in the management of the affairs and business of the Company subject to certain limitations. The Executive Committee met five times in 1995.

DIRECTOR COMPENSATION

     Each director who is not an officer or employee of the Company receives an annual retainer of $15,000 plus $1,000 for each Board or committee meeting attended. Directors are also entitled to certain air travel benefits. Pursuant to the America West Airlines, Inc. 1994 Incentive Equity Plan (the "Incentive Plan"), each new non-employee director will automatically receive on the date of initial election an option to purchase 3,000 shares of Class B Common Stock. In addition, each non-employee director will be automatically granted an option to purchase 3,000 shares of Class B Common Stock on the day after each annual stockholders' meeting. Options granted to non-employee directors have an exercise price equal to the fair market value of Class B Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for the years ended December 31, 1995, 1994 and 1993 with respect to compensation for services to America West paid to (i) the chief executive officer, (ii) the four highest paid executive officers (other than the chief executive officer), (iii) certain other executive officers of the Company who joined the Company during 1995 and (iv) two former officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                        -----------------------
                                                                                                AWARDS
                                                      ANNUAL COMPENSATION               -----------------------
                                           ------------------------------------------   RESTRICTED   SECURITIES
                                                                         OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                                                         COMPENSATION    AWARD(S)     OPTIONS/    COMPENSATION
      NAME AND PRINCIPAL POSITION(1)       YEAR   SALARY($)   BONUS($)      ($)(2)         ($)        SARS(#)         ($)
- ------------------------------------------ -----  ---------   --------   ------------   ----------   ----------   ------------
William A. Franke.........................  1995   300,000         --            --       235,089(3)   300,000          9,255(4)
  Chairman of the Board and                 1994   450,000         --         5,625        96,250(3)   355,000      1,224,375
  Chief Executive Officer                   1993   450,000         --            --            --           --             --
A. Maurice Myers..........................  1995   400,000         --            --            --           --         30,318(5)
  President and Chief                       1994   376,442         --       104,688            --      200,000        427,727
  Operating Officer
Thomas F. Derieg..........................  1995   205,000    136,920            --            --       30,000         22,102(6)
  Senior Vice President -- Operations       1994   100,000         --            --            --       85,000         74,036
John R. Garel.............................  1995   141,670     97,639            --            --      115,000        139,923(7)
  Senior Vice President -- Marketing and
  Sales
Stephen L. Johnson........................  1995   131,333     73,515            --            --      100,000         35,400(8)
  Senior Vice President -- Legal Affairs
W. Douglas Parker.........................  1995   108,625     73,964            --            --      115,000         59,166(9)
  Senior Vice President and
  Chief Financial Officer
Michael A. Vescuso........................  1995   188,750    136,000            --            --       30,000         10,980(10)
  Senior Vice President -- Human Resources  1994    22,211         --            --            --       85,000         11,184
Martin J. Whalen..........................  1995   175,000    114,100            --            --       30,000          6,412(11)
  Senior Vice President --                  1994   142,464         --         2,406            --       85,000        190,883
  Corporate Affairs and Secretary           1993   134,400         --         4,368            --           --          3,873
Michael R. Carreon........................  1995    92,000     30,912            --            --        6,000         19,540(12)
  Vice President and Controller             1994     4,895         --            --            --        6,000         10,000
C. A. Howlett.............................  1995   124,591     65,130            --            --       45,000             --
  Vice President -- Public Affairs
Larry Pool................................  1995   151,875     82,665            --            --       15,000         40,132(12)
  Vice President -- Technical Services      1994    53,365         --            --            --       30,000             --

- ---------------
 (1) Mr. Myers and Mr. Whalen left the Company in December 1995. Messrs. Derieg, Vescuso and Pool joined the Company during 1994. Messrs. Garel, Johnson, Nichols, Parker and Howlett joined the Company during 1995. Salary amounts reflect payments for the portion of the year the executive officer was employed by the Company. Bonuses granted to officers who joined the Company after March 31, 1995 were prorated for the portion of the year employed by the Company.
 (2) For 1995, none of the listed officers received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of their respective annual salaries.
 (3) Reflects restricted grants pursuant to the Incentive Plan of 11,000 shares in December 1994 and 30,334 shares in January 1995. The aggregate market value of restricted stock holdings at December 31, 1995 was $702,678.
 (4) Reflects premium paid by Company for life insurance for Mr. Franke of $9,255.
 (5) Includes premium paid by Company for life insurance for Mr. Myers of $25,698 and matching contributions made by the Company under its 401(k) plan of $4,620.
 (6) Includes premium paid by Company for life insurance for Mr. Derieg of $18,707 a payment of $495 to provide 401(k) plan equivalent benefits for the period prior to Mr. Derieg's plan eligibility and matching contributions made by the Company under its 401(k) plan of $2,900.
 (7) Includes a payment of $50,000 to Mr. Garel upon his joining the Company to compensate for benefits foregone in connection with his resigning from his prior employer, reimbursement for moving expenses of $73,900 and a payment of $16,023 to provide 401(k) plan equivalent benefits for the period prior to Mr. Garel's plan eligibility.
 (8) Amount reflects reimbursement for moving expenses.
 (9) Includes a payment of $45,000 to Mr. Parker to compensate for benefits foregone in connection with his resigning from his prior employer and a payment of $14,166 to provide 401(k) plan equivalent benefits for the period prior to Mr. Parker's plan eligibility.
(10) Includes a payment of $9,480 to provide 401(k) plan equivalent benefits for the period prior to Mr. Vescuso's plan eligibility and matching contributions made by the Company under its 401(k) plan of $1,500.
(11) Includes premium paid by Company for life insurance for Mr. Whalen of $1,792 and matching contributions made by the Company under its 401(k) plan of $4,620.
(12) Reflects reimbursement for moving expenses.

                             OPTION GRANTS IN 1995

                                                     INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                                  NUMBER OF
                                 SECURITIES        % OF TOTAL
                                 UNDERLYING          OPTIONS        EXERCISE OR
                                   OPTIONS         GRANTED TO       BASE PRICE    EXPIRATION      GRANT DATE
             NAME               GRANTED(#)(1)   EMPLOYEES IN 1995     ($/SH)         DATE      PRESENT VALUE(2)
- ------------------------------  -------------   -----------------   -----------   ----------   ----------------
William A. Franke.............     150,000             11.1%           12.875        8/30/05         628,500
                                   150,000             11.1%           16.500        11/9/05         805,500
A. Maurice Myers..............          --               --                --             --              --
Thomas F. Derieg..............      30,000              2.2%           12.875        8/30/05         148,800
John R. Garel.................      85,000              6.3%            8.750        3/15/05         286,450
                                    30,000              2.2%           12.875        8/30/05         148,800
Stephen L. Johnson............      30,000              2.2%            8.750        1/30/05         101,100
                                    15,000              1.1%           12.875        8/30/05          74,400
                                    55,000              4.1%           18.000       12/19/05         381,150
W. Douglas Parker.............      85,000              6.3%            9.625        5/24/05         314,500
                                    30,000              2.2%           12.875        8/30/05         148,800
Michael A. Vescuso............      30,000              2.2%           12.875        8/30/05         148,800
Martin J. Whalen..............      30,000              2.2%           12.875        8/30/05         148,800
Michael R. Carreon............       6,000              0.4%           12.875        8/30/05          29,760
C. A. Howlett.................      30,000              2.2%            8.750        1/05/05         101,100
                                    15,000              1.1%           12.875        8/30/05          74,400
Larry Pool....................      15,000              1.1%           12.875        8/30/05          74,400

- ---------------
(1) Mr. Franke's options were granted pursuant to his employment agreement and under the Incentive Plan. Such options were exercisable upon grant. Option grants in 1995 to all other employees vest pro rata over a three year period commencing on the first anniversary of the date of grant.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model assumed a stock price volatility of 37.0%, a risk-free rate of return of 6.5% and no dividends. Options have an exercise period of ten years; however, the estimated effective option life for each person other than Mr. Franke is approximately four years from the date of grant. For Mr. Franke's options, the estimated effective option life is the remaining term of his employment agreement.

                                       AGGREGATED OPTION EXERCISES IN 1995 AND YEAR END 1995 OPTION VALUES
                         -----------------------------------------------------------------------------------------------
                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                           SHARES                              YEAR END 1995(#)                  AT YEAR END($)(1)
                         ACQUIRED ON        VALUE        -----------------------------     -----------------------------
         NAME            EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------  -----------     -----------     -----------     -------------     -----------     -------------
William A. Franke......         --              --         505,000          150,000         3,547,500          75,000
A. Maurice Myers(2)....     65,000         595,125         135,000               --         1,113,750              --
Thomas F. Derieg.......     28,334         258,410              --           86,666                --         591,245
John R. Garel..........         --              --              --          115,000                --         825,000
Stephen L. Johnson.....         --              --              --          100,000                --         284,375
W. Douglas Parker......         --              --              --          115,000                --         750,625
Michael A. Vescuso.....     20,000         187,500           8,334           86,666            68,756         591,245
Martin J. Whalen(2)....     28,333         279,788          86,667               --           591,253              --
Michael R. Carreon.....         --              --           2,000           10,000            16,500          57,750
C. A. Howlett..........         --              --              --           45,000                --         309,375
Larry Pool.............     10,000          93,750              --           35,000                --         226,875

- ---------------
(1) Based on the excess of the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 29, 1995 ($17.00 per share).

(2) Mr. Myers exercised all of his remaining options in 1996.

PERFORMANCE GRAPHS

     Proxy disclosure rules promulgated by the Securities and Exchange Commission require inclusion of a line graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. Since the Class B Common Stock has been traded since August 26, 1994, a five-year presentation is not possible. Under these circumstances, the Company is required instead to present such information for the period since such shares were issued. The following performance graph compares the Company's cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index since August 26, 1994, the date on which the Company's Class B Common Stock began trading on the New York Stock Exchange.

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN*

                                    AMERICA WEST
MEASUREMENT PERIOD                    AIRLINES,      S&P AIRLINES       S&P 500
(FISCAL YEAR COVERED)                   INC.            INDEX**         INDEX**
- ---------------------               ------------     ------------       -------
8/26/94                                 100.00          100.00          100.00
9/30/94                                  87.60           87.40           97.70
12/31/94                                 52.90           83.50           96.90
3/31/95                                  57.00           99.50          105.70
6/30/95                                  80.20          122.00          115.00
9/29/95                                 102.50          120.00          123.40
12/29/95                                112.40          121.90          130.00

 * Assumes $100 invested on August 26, 1994 in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index.

** Prepared by Standard & Poor's Composite, a division of McGraw Hill.

COMPENSATION COMMITTEE REPORT

     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table set forth above, is administered by the Compensation Committee. The Compensation Committee currently consists of four members, none of whom is a current or former employee or officer of the Company and one of whom is affiliated with TPG which, as indicated under "Principal Stockholders" above, is a principal stockholder of the Company.

     Set forth below is a report submitted by the current Compensation Committee addressing the Company's executive compensation program.

General

     The Company's executive compensation program consists of (i) an annual compensation plan, the principal elements of which are base salaries and annual incentive bonuses and (ii) the America West Airlines, Inc. 1994 Incentive Equity Plan (the "Incentive Plan"), a long-term compensation plan under which executives and other key salaried employees may be awarded stock-based compensation, including stock options, stock appreciation rights, restricted stock, phantom shares, performance units and cash tax rights.

     The Company's executive compensation program was developed with the assistance of an independent, nationally-recognized consulting firm over a period of several months ended after the Company's emergence from bankruptcy on August 25, 1994. The development process encompassed both executive and broad-based employee compensation programs and included a review of competitive marketplace compensation data for key U.S. airlines. Long-term and short-term compensation data for other public companies of comparable size to the Company (as measured by revenues) were also examined. Consideration was also given to relevant circumstances peculiar to the Company, including the Company's compensation programs during the pendency of its bankruptcy proceeding.

     The Compensation Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all officers and other key salaried employees of the Company. At least once a year, the Compensation Committee conducts a comprehensive review of the Company's compensation program, including (i) an internal report evaluating executive compensation to ensure consistency and program effectiveness, including the relationship of executive pay to performance and (ii) a comprehensive report from an independent consultant (retained by the Compensation Committee) relating to the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

Overall Compensation Philosophy and Objectives

     The principal objectives of the Company's executive compensation program are (i) to motivate executives to achieve the Company's strategic, operating and financial goals, (ii) to provide alignment between employee and shareholder interests through stock-based compensation and annual performance bonuses, (iii) to attract and retain high quality employees and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. The program is designed to be competitive with other major U.S. airlines while also reflecting the Company's size and to place more emphasis on variable pay than on fixed base salaries over time.

Base Salary

     The Compensation Committee reviews base salaries annually. Annual adjustments are based on several factors, including general levels of market salary increases, the employee's job classification and the Company's financial results. Base salaries are also dependent on the Compensation Committee's subjective evaluation of the performance of the individual employee over time. Thus, employees with higher levels of performance sustained over time generally will be paid correspondingly higher base salaries.

     The Company's strategy with respect to base salaries for its key salaried employees is designed, generally, to (i) avoid dramatic changes to base salaries other than to adjust base salaries over time to reflect market movements and individual performance and (ii) reduce the emphasis on fixed compensation by positioning base salaries below industry levels. The Company obtains market salary data for such purposes. The data is collected with respect to companies of comparable size to the Company in general industry and the airline industry using nationally recognized compensation surveys as well as data from proxy statements for the airlines included in the S&P Airlines Index prepared by Standard & Poor's Composite, a division of McGraw Hill, and from proxy statements for certain other select carriers.

     Effective as of December 1, 1994, the Company entered into an employment agreement with William A. Franke, Chairman of the Board and Chief Executive Officer, establishing his base salary for 1995 at $300,000, a decrease of $150,000 from 1994. Mr. Franke requested this reduction in exchange for certain restricted stock grants provided for in his employment agreement. Effective January 1, 1996, the Company entered into a new employment agreement with Mr. Franke (which replaces as of such date his prior employment agreement). The agreement provides for an annual base salary of $500,000 during Mr. Franke's service as Chairman of the Board and Chief Executive Officer. See "Employment Agreement."

     The job classification increases that became effective January 1, 1995 included base salaries for other Company executive officers at a level intended to approximate 90% of the average salaries for comparable positions at other major U.S. airlines.

Annual Incentive Compensation

     The Company's incentive compensation plan, or annual incentive bonus plan, is the program by which executives and other key salaried employees can earn additional cash compensation. The amount of each bonus is determined by the Compensation Committee at the end of each year and is based principally on the Company's financial performance for the year and on individual performance. The Compensation Committee administers the incentive compensation plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual's performance, the Compensation Committee may rely on the recommendation of the Chief Executive Officer, whose recommendation will be based on his own subjective evaluation of such individual's performance. The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants.

     The objectives of the Company's annual incentive compensation plan are to motivate and reward the accomplishment of corporate and individual annual objectives, reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results, and enhance rewards for meeting and exceeding corporate and personal objectives. The Company's financial performance must be at or above certain threshold levels (determined annually by the Compensation Committee), including a specified amount of earnings before interest, taxes, depreciation and amortization, before any bonus is awarded under the Company's annual incentive compensation plan.

     Mr. Franke does not participate in the Company's annual incentive compensation plan. Instead, as described elsewhere in this report, his compensation package places greater emphasis on long-term equity incentives such as restricted stock grants and stock options.

Stock-Based Compensation

     In 1995, stock-based awards were granted to numerous salaried employees and to non-employee directors. Such awards consist solely of (i) non-qualified stock options granted to executives (including Mr. Franke) and other key salaried employees for an aggregate of 1.4 million shares of Class B Common Stock and
(ii) non-qualified stock options granted to 13 non-employee directors for an aggregate of 42,000 shares of Class B Common Stock. Each option previously granted to an employee (other than Mr. Franke) (a) is exercisable as to one-third of the shares covered thereby on each anniversary of the date of grant, so that such option is exercisable in full three years after the date of grant, (b) may not be exercised after the tenth anniversary of the date of grant or the earlier termination of the option and (c) will become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement or in the event of a "change in control." This approach is designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The options granted to non-employee directors may be exercised six months after the date of grant. Mr. Franke's options were granted to him in connection with his employment agreement. Of the 655,000 options granted to Mr. Franke as of December 31, 1995, 505,000 are currently exercisable.

     The primary purpose of stock-based awards made under the Incentive Plan is to compensate the recipients in a way that provides a long-term incentive for future performance, thus linking the interests of the recipients with the long-term interests of the stockholders of the Company. In addition, in order to further align the interests of management with the stockholders of America West and to encourage accumulation and retention of Common Stock by America West executive officers, the Company recently adopted stock ownership guidelines providing for ownership of Common Stock at the following multiples of annual salary: Chairman/Chief Executive Officer, five times; President/Chief Operating Officer, three times; Senior Vice Presidents, 1.5 times; and Vice Presidents,
0.75 times. For purposes of the guidelines, stock ownership is defined as ownership of Class B Common Stock at the current market price, grants of restricted stock (regardless of vesting status) valued at current market price and vested stock options valued at 50% of the exercise price. Each executive has three years to achieve the applicable ownership guideline. The guidelines are subject to periodic review by the Compensation Committee and the Board of Directors.

     Stock Options. Stock options are an integral part of the Company's executive compensation program. The Compensation Committee believes that stock options are an important and appropriate incentive to employees to meet the Company's long-term goals. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through option value. The Compensation Committee determines the number of options to be granted to an individual based upon a variety of factors, including (i) the individual's job classification level, (ii) an evaluation of the individual's performance, (iii) the longevity in office of the individual, (iv) an evaluation of the individual's retention value to the Company and (v) the results of the various compensation surveys described above. No mathematical weighting formulae will be applied with respect to any of these factors, although the individual's job classification level will normally be a primary factor.

     The Incentive Plan permits the Compensation Committee, in awarding a stock option to an employee, to specify (i) the number of shares covered by such option, (ii) within certain parameters, the manner in which the exercise price shall be payable to the Company, (iii) the required period or periods of continuous service with the Company and the corporate performance objectives (if any) to be achieved before the option can be exercised in whole or in part, (iv) whether such option will be an incentive stock option or a non-qualified stock option or a combination thereof and (v) the period (not to exceed 10 years from the grant date) during which the option may be exercised. With respect to all options granted under the Incentive Plan, the precise number of shares is determined partly on a subjective basis. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant and will generally vest over a number of years, dependent on continued employment. Each grant is made based on the optionee's overall employment package, without reference to previous stock option grants.

     Pursuant to Mr. Franke's employment agreement Mr. Franke has received options to purchase 655,000 shares of Class B Common Stock in accordance with the Incentive Plan. In approving these options, the Compensation Committee considered a variety of factors, including (i) Mr. Franke's job classification level, (ii) a subjective evaluation of Mr. Franke's performance, including the substantial turnaround of the Company's operating results since the commencement of Mr. Franke's employment with the Company in September 1992, (iii) Mr. Franke's level of responsibility within the Company, (iv) a review of compensation for similarly situated individuals both in the airline industry and in companies of similar size (based on revenues), (v) a subjective evaluation of Mr. Franke's ability to lead the Company in formulating and implementing its long-term business plan, (vi) a subjective evaluation of Mr. Franke's standing within the Company, in the communities served by the Company and with the Company's investors and suppliers and (vii) a subjective evaluation of Mr. Franke's ability to enhance the Company's stock value and his overall retention value to the Company. In addition, the Compensation Committee also took into account that, under the terms of his employment agreement, Mr. Franke does not receive any annual bonuses or other annual incentive compensation.

     Restricted Stock. Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Compensation Committee, the right to receive dividends. No restricted stock awards have been made by the Compensation Committee except to Mr. Franke in accordance with the terms of his employment agreement.

Other Benefits

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan. Also, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of such benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
                                  Respectfully submitted,

                                  COMPENSATION/HUMAN RESOURCES COMMITTEE
                                  Richard C. Kraemer, Chairman
                                  Stephen F. Bollenbach
                                  Frederick W. Bradley, Jr.
                                  Richard P. Schifter

EMPLOYMENT AGREEMENT

     Effective as of January 1, 1996, the Company entered into an employment agreement with William A. Franke (which replaces as of such date Mr. Franke's prior employment agreement). The agreement provides that Mr. Franke will serve as the Chairman of the Board and Chief Executive Officer of the Company until the earlier of December 31, 1998 or his successor as Chief Executive Officer assumes the responsibilities of such office ("Phase I") and will serve solely as Chairman of the Board of the Company for the period from the end of Phase I to December 31, 1998 ("Phase II"). Under the agreement, Mr. Franke is to receive an annual cash base salary in the amount of (a) $500,000 during Phase I and (b) $100,000 during Phase II, which amounts may be increased at the discretion of the Board of Directors. The agreement provides for a restricted stock grant of 108,000 shares of Class B Common Stock on January 1, 1996, subject to partial forfeiture if the agreement is terminated for certain reasons. If requested by Mr. Franke, the Company has agreed to loan to Mr. Franke up to $860,000 on a nonrecourse basis for payment of taxes in connection with such stock grant, secured by a pledge of a portion of such stock. In addition, the agreement provides that the vesting of options previously granted to Mr. Franke under his prior employment agreement (to purchase 250,000 shares of Class B Common Stock in the aggregate) is accelerated, and such options are immediately exercisable. The agreement provides for an additional grant of options to purchase 150,000 shares of Class B Common Stock, vesting over three years, at an exercise price of $16.50 per share (the fair market value on the date of grant). The vesting of such options accelerates upon a "change of control" (as defined in the agreement) of the Company or in the event Mr. Franke's employment is terminated by reason of death or disability. The agreement also provides for (i) a $2 million term life insurance policy for the benefit of beneficiaries designated by Mr. Franke, (ii) certain travel privileges, (iii) approximately $50,000 per year as an administrative expense allowance, (iv) certain registration rights in the event the Company registers a sale of its equity securities and (v) a severance payment ($1.5 million during Phase I and $1 million during Phase II) payable to Mr. Franke if the agreement is terminated for certain reasons. The agreement contains provisions relating to confidentiality of Company information and a non-competition clause covering a period of 18 months after termination of the agreement.

     In 1994 and 1995, the Company loaned Mr. Franke $470,282 and $203,136, respectively, for the purpose of enabling him to pay income taxes attributable to certain grants of Class B Common Stock made to Mr. Franke in 1994. In January 1996, the Company loaned Mr. Franke an additional $40,000 in connection with such grants. The loans are each payable in two equal installments on September 26, 2000 and September 26, 2001. The 1994 loan bears interest (payable semi-annually) at the rate of 8% per annum (11% per annum after maturity) and the 1995 and 1996 loans bear interest at the rate of 6.02% per annum (10% per annum after maturity). The loans are secured by a portion of the shares granted to Mr. Franke, but are otherwise non-recourse to Mr. Franke.

STOCKHOLDERS' AGREEMENT

     On August 25, 1994 (the "Effective Date"), the Company, AmWest, GPA Group plc, a prepetition creditor ("GPA"), and certain designated stockholder representatives entered into an agreement (the "Stockholders' Agreement") with respect to certain matters involving the Company. Upon the dissolution of AmWest, which occurred immediately following the Effective Date, the provisions of the Stockholders' Agreement with respect to AmWest became binding upon TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. (collectively the "TPG Entities"), Continental and Mesa. As used below, "AmWest" means the TPG Entities, Continental and Mesa in their capacities as successors-in-interest to AmWest under the Stockholders' Agreement.

     The Stockholders' Agreement provides that, for a period lasting until the first annual meeting after August 25, 1997 (the "Voting Period"), America West's Board of Directors will be comprised of up to 15 members consisting of (i) nine members designated by AmWest; (ii) one member designated by GPA for as long as GPA retains at least 2% of the voting equity securities of the Company (assuming the exercise of all warrants); and (iii) five independent directors (the "Independent Directors") initially including (a) three directors designated by the official committee of the unsecured creditors, (b) one member designated by the official committee of the equity security holders and (c) one director designated by the pre-Reorganization

Board of Directors from among the executive officers of the Company. The Stockholders' Agreement provides that during the Voting Period, AmWest and GPA will vote all shares of Common Stock owned by them in favor of the reelection of the initially designated Independent Directors for as long as such Independent Directors continue to serve.

     In addition, AmWest and GPA agreed that (i) AmWest will vote in favor of GPA's nominee to the Company's Board of Directors, and (ii) GPA will vote in favor of AmWest's nine nominees to the Company's Board of Directors for so long as (a) AmWest owns at least 5% of the voting equity securities of the Company and (b) GPA owns at least 2% of the voting equity securities of the Company.

     The Stockholders' Agreement also provides that no director nominated by AmWest will be an employee or officer of Continental. All directors who are selected by or who are directors of Continental or Mesa and all directors who are employees or officers of Mesa are required by the Stockholders' Agreement to recuse themselves from voting on or receiving information on any matters involving negotiations or direct competition between their respective companies and America West.

     In addition, the Stockholders' Agreement provides that until the first annual meeting after August 25, 1997, the approval of certain transactions in which AmWest or its affiliates may participate will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock of the Company entitled to vote, voting as a single class and excluding any shares owned by AmWest or any of its affiliates (but not excluding any shares owned by Mesa). Transactions to which such restriction applies include any merger or consolidation of the Company with or into AmWest or any of its affiliates, any sale or other disposition of all or a substantial part of the assets of the Company to AmWest or any of its affiliates and certain other transactions with or involving the Company in which AmWest or any of its affiliates would acquire an increased percentage ownership of voting equity securities in the Company. The stockholder voting requirements specified above will not apply to a proposed action approved by (i) the Board of Directors and
(ii) at least three Independent Directors, unless otherwise required by applicable law. The Company does not believe these restrictions will have any adverse effects on the stockholders of the Company.

     Under the terms of the Stockholders' Agreement, neither AmWest nor any affiliate of AmWest may sell or otherwise transfer any Common Stock (other than to an affiliate of the transferor) if, after giving effect thereto and any related transaction, the total number of shares of Class B Common Stock beneficially owned by the transferor is less than twice the total number of shares of Class A Common Stock beneficially owned by the transferor, except in certain circumstances (which include a transfer or disposition of all shares of Common Stock owned by such person, subject to other applicable provisions of the Stockholders' Agreement).

     In addition, the Stockholders' Agreement provides that, for a period lasting until the first annual meeting after August 25, 1997, without the prior written consent of the Company given pursuant to a resolution adopted by the affirmative vote of not less than 75% of all directors of the Company, AmWest shall not sell, in a single transaction or related series of transactions, shares of Common Stock representing 51% or more of the combined voting power of shares of Common Stock then outstanding other than (i) pursuant to or in connection with a tender or exchange offer for all shares of Common Stock and for the benefit of all others of Class B Common Stock on a pro rata basis at the same price per share and on the same economic terms, (ii) to any affiliate of AmWest or any affiliate of AmWest's partners, (iii) pursuant to a bankruptcy or insolvency proceeding, (iv) pursuant to judicial order, legal process, execution or attachment or (v) in a public offering in any other transaction where the purchase price per share is equal to or less than the then-current market price per share.

CERTAIN TRANSACTIONS

     The Company has certain alliance agreements with Continental and Mesa. With Continental, the Company agreed, among other things, to implement certain code sharing arrangements, coordinate certain flight schedules to maximize connections between the two airlines, share ticket counter space, link in part their frequent flyer programs and coordinate ground handling operations. With Mesa, America West has entered into code sharing agreements that establish Mesa as a feeder carrier for the Company at its hubs in Phoenix and Columbus. The agreements are designed to enhance significantly the Company's growth in revenue passenger miles and operating results. Continental and Mesa are principal stockholders of the Company. See "Principal Stockholders."

     Pursuant to a code sharing agreement with Mesa entered into in December 1992 (which was prior to Mesa becoming a significant stockholder), the Company assesses a per passenger charge for facilities, reservations and other services from Mesa for enplanements on the Mesa system. Such payments by Mesa to the Company totalled approximately $2.9 million for 1995. The Company entered into several agreements in 1994 and 1995 with Continental relating to code-sharing arrangements and ground handling operations. The Company paid Continental approximately $14 million and received approximately $11 million from Continental in 1995 for such services.

     In connection with the Company's reorganization in 1994, Fidelity and Lehman acquired $113 million and $10 million, respectively, of the Company's
11 1/4% Senior Unsecured Notes due 2001 (the "11 1/4 Notes"). In August 1995, the Company repurchased $48 million principal amount of the 11 1/4% Notes and exchanged the remaining $75 million principal amount of such notes for $75 million principal amount of 10 3/4% Senior Unsecured Notes due 2005. In connection with such transaction, Fidelity was paid a fee equal to 3 5/8% of the principal amount of the new notes ($2,718,750). Fidelity and Lehman are principal stockholders of the Company. See "Principal Stockholders."

     In connection with the Company's reorganization in 1994, in exchange for certain concessions principally arising from cancelation of the right of GPA to lease to America West 10 Airbus A320 aircraft at specified rates, GPA received
(i) 900,000 shares of Class B Common Stock; (ii) 1,384,615 Warrants to purchase shares of Class B Common Stock at an exercise price of $12.74 per share; (iii) a cash payment of approximately $30.5 million; and (iv) the rights to require the Company to lease up to eight aircraft of the types operated by the Company, which rights must be exercised by June 30, 1999. In addition, pursuant to the Stockholders' Agreement, GPA has the right to designate one director of America West for so long as GPA owns at least 2% of the voting securities of America West. GPA's current designee is John F. Tierney.

     The Company has entered into various aircraft acquisitions and leasing arrangements with GPA at terms comparable to those obtained from third parties for similar transactions. The Company currently leases 17 aircraft from GPA; the rental payments for such leases amounted to $65.7 million for 1995. As of December 31, 1995, the Company was obligated to pay approximately $1.0 billion under these leases which expire at various times throughout the year 2013.

     William A. Franke, Chairman of the Board and Chief Executive Officer of the Company, is a Director and Chairman of the Board of Airplanes Limited and a Controlling Trustee and Chairman of Airplanes U.S. Trust. Such entities were formed to acquire indirectly certain aircraft from GPA, three of which are leased indirectly to the Company.

     The Company has made certain loans to William A. Franke, the Chairman of the Board and Chief Executive Officer of the Company. See "Employment Agreement."

COMPENSATION COMMITTEE INTERLOCKS

     In 1995, the members of the Company's Compensation Committee were Messrs. Kraemer, Bollenbach, Bradley and Schifter. Mr. Schifter is a vice president of TPG Advisors, which is the general partner of TPG GenPar, the general partner of TPG. TPG received Class A Common Stock and Class B Common Stock and warrants to purchase Class B Common Stock in exchange for its investment in America West pursuant to the Reorganization. See "Stockholders' Agreement." Mr. Schifter serves of counsel to the law firm of Arnold & Porter, where he was a partner until July 1994. America West from time to time engages Arnold & Porter for certain legal services, none of which are performed by Mr. Schifter.

SECURITIES TRANSACTION REPORTING

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that during the fiscal year ended December 31, 1995, all required reports relating to ownership of the Company's securities applicable to its officers, directors and greater than 10% beneficial owners were properly filed with the Securities and Exchange Commission, except each of Messrs. Derieg, Whalen and Vescuso did not timely file a report relating to a grant of options to purchase 30,000 shares of Class B Common Stock under the Incentive Plan. The reports were amended promptly.

INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP were the Company's independent accountants for 1995. Each of the Audit Committee and the Board of Directors has approved the selection of KPMG Peat Marwick LLP to audit the Company's financial statements for 1996. KPMG Peat Marwick LLP will have a representative at the Meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     To be considered at the Company's 1997 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office not less than 60 nor more than 90 days prior to the date of such Annual Meeting and must otherwise comply with the requirements of the Company's bylaws. To be considered for inclusion in the Company's Proxy Statement relating to the 1997 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than December 4, 1996, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

     The annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH A COPY WITHOUT CHARGE OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO PATRICIA PENWELL, SECRETARY, AMERICA WEST AIRLINES, INC., 4000 EAST SKY HARBOR BOULEVARD, PHOENIX, ARIZONA 85034. Upon request and payment of the Company's reasonable expense of furnishing the exhibit requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

OTHER MATTERS

     It is not anticipated that there will be presented to the Meeting any business other than election of directors. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

                                   PROPOSAL:

                             ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES, SUBJECT TO THE CONDITION THAT IF ANY OF THE NAMED NOMINEES SHOULD BE UNABLE TO SERVE, DISCRETIONARY AUTHORITY IS RESERVED TO VOTE FOR A SUBSTITUTE. NOMINEES FOR DIRECTOR WILL BE ELECTED BY PLURALITY OF THE VOTES CAST AT THE MEETING.

     It is proposed that 14 directors be elected, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Each of the following nominees is a director of the Company at the present time. The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall consist of up to 15 members, which number may be increased or decreased by a resolution duly adopted by the Board of Directors. Pursuant to the terms of the Stockholders' Agreement among the Company and certain of its principal stockholders, the Board of Directors is to be comprised of up to 15 members, consisting of nine members designated by TPG, Continental and Mesa (the "AmWest Affiliates"), one member designated by GPA and five independent directors. See "Stockholders' Agreement." Currently, the Board of Directors includes only 14 seats. However, the AmWest Affiliates have the right under the Stockholders' Agreement to designate one additional board member and, upon the exercise of such right, the size of the Board of Directors would increase to 15. The Company has been informed that the AmWest Affiliates have no present intention to exercise their right to designate such member of the Board of Directors.

     WILLIAM A. FRANKE -- AGE 58. Chairman of the Board and Chief Executive Officer -- (Executive Committee). Mr. Franke was named Chairman of the Board of Directors in September 1992. On December 31, 1993, Mr. Franke was also elected to serve as the Company's Chief Executive Officer. In addition to his responsibilities at America West, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987. From November 1989 until June 1990, Mr. Franke served as the Chairman of Circle K Corporation's executive committee with the responsibility for Circle K Corporation's restructuring. In May 1990, the Circle K Corporation filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. From June 1990 until August 1993, Mr. Franke served as the chairman of a special committee of directors overseeing the reorganization of the Circle K Corporation. From 1990 until 1993, Mr. Franke also served in various other capacities at Circle K Corporation. Mr. Franke was also involved in the restructuring of the Valley National Bank of Arizona (now Bank One of Arizona). Mr. Franke serves as a director of Phelps Dodge Corp., Central Newspapers Inc. and the Air Transport Association of America. Mr. Franke serves as a Director and Chairman of the Board of Airplanes Limited and a Controlling Trustee and Chairman of Airplanes U.S. Trust, entities formed to acquire indirectly certain aircraft from GPA.

     JULIA CHANG BLOCH -- AGE 54. Ms. Bloch has been a member of America West's Board of Directors since August 26, 1994. She is the group executive vice president, corporate relations of Bank of America Corporation and has held such position since June 1993. Ms. Bloch served as the U.S. Ambassador to Nepal from September 1989 through May 1993. Ms. Bloch is a board member of the American Himalaya Foundation and serves as a trustee of the Asian Art Museum and the Asia Society.

     STEPHEN F. BOLLENBACH -- AGE 53. (Compensation Committee). Mr. Bollenbach has been a member of America West's Board of Directors since August 26, 1994. He has been chief executive officer and a director of Hilton Hotels Corporation since February 1996. He served as senior executive vice president and chief financial officer of The Walt Disney Company from May 1995 to February 1996. Prior to May 1995, he was president and chief executive officer of Host Marriott Corp. He served as executive vice president and chief financial officer of The Marriott Corporation from 1992 until 1993. Mr. Bollenbach served as chief financial officer for the Trump Organization from 1990 to 1992.

     FREDERICK W. BRADLEY, JR. -- AGE 69. (Compensation Committee, Executive Committee). Mr. Bradley has been a member of America West's Board of Directors since September 1992. Prior to such time, Mr. Bradley was a senior advisor with Simat, Helliesen & Eichner, Inc. Mr. Bradley formerly was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958. In addition, Mr. Bradley is a member of the board of directors of Shuttle, Inc. (USAir Shuttle), Banner Aerospace and the Institute of Air Transport, Paris, France. Mr. Bradley also is chairman of the board of directors of Aircraft Lease Portfolio Securitization 92-1 Ltd. and Aircraft Lease Portfolio Securitization 94-1 Ltd.

     JAMES G. COULTER -- AGE 36. (Executive Committee). Mr. Coulter has been a member of America West's Board of Directors since August 26, 1994. Since 1992, Mr. Coulter has been a managing director of Texas Pacific Group, an investment firm. From 1986 to August 1992, Mr. Coulter was vice president of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a private investment firm based in Fort Worth, Texas. Mr. Coulter also serves as a director of American Savings Bank and Allied Waste Industries, Inc.

     JOHN F. FRASER -- AGE 65. Mr. Fraser has been a member of America West's Board of Directors since August 26, 1994. He is vice chairman of Russel Metals, Inc., a metals distribution and processing company that was formed when Federal Industries Ltd. and FedMet, Inc. were joined together in May 1995. Mr. Fraser served as chairman of Federal Industries Ltd. from May 1992 to May 1995; as chairman and chief executive officer from March 1991 to May 1992; and as president and chief executive officer from May 1978 to March 1991. Mr. Fraser is a director of Air Canada, Bank of Montreal, Centra Gas Manitoba Inc., Coca-Cola Beverages Limited, Inter-City Products Corporation, Shell Canada Limited and The Thomson Corporation.

     JOHN L. GOOLSBY -- AGE 54. (Audit Committee). Mr. Goolsby has been a member of America West's Board of Directors since August 26, 1994. He has been the president and a director of The Hughes Corporation and The Howard Hughes Corporation (formerly named the Summa Corporation), the principal operating companies of the Howard Hughes Estate, since 1988, and has been the chief executive officer of those companies since 1990. In addition, Mr. Goolsby serves as a director of Nevada Power Company and Bank of America Nevada. He also serves as a trustee of The Donald W. Reynolds Foundation.

     RICHARD C. KRAEMER -- AGE 52. (Compensation Committee). Mr. Kraemer has been a member of America West's Board of Directors since September 1992. Until March 1996, he served as a director and as president, chief executive officer and chief operating officer of UDC Homes, Inc., a Phoenix-based homebuilding company which he joined in 1975. UDC Homes, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 1995. The plan for the reorganization of UDC Homes, Inc. was confirmed by the bankruptcy court on October 3, 1995 and consummated on November 16, 1995.

     JOHN R. POWER, JR. -- AGE 40. (Executive Committee). Mr. Power has been a member of America West's Board of Directors since August 26, 1994. He is president of The Patrician Corporation, an investment company. Prior to joining The Patrician Corporation, Mr. Power served as senior manager at Continental Bank. Mr. Power also serves as a director of NRS Services and a subsidiary of the J.I. Case Corporation.

     LARRY L. RISLEY -- AGE 51. (Audit Committee). Mr. Risley has been a member of America West's Board of Directors since August 26, 1994. He has been the chief executive officer and chairman of the board of directors of Mesa since the founding of the company in 1983. From 1979 to 1982, Mr. Risley was president of Mesa Aviation Services, Inc.

     FRANK B. RYAN -- AGE 59. (Audit Committee). Dr. Ryan has been a member of America West's Board of Directors since March 17, 1995. Since August 1990, Dr. Ryan has been a professor of mathematics and of computational and applied mathematics, and was formerly the vice president of external affairs of Rice University. From 1988 to 1990, Dr. Ryan served as president and chief executive officer of Contex Electronics, Inc., an electronic component manufacturing company. Dr. Ryan serves on the board of directors of Danielson Holding Corporation and Sequoia Systems, Inc. and as a governor advisor to Rice University.

     RICHARD P. SCHIFTER -- AGE 43. (Compensation Committee). Mr. Schifter has been a member of America West's Board of Directors since August 26, 1994. He has been a managing director of Texas Pacific Group, an investment firm, since July 1994. Mr. Schifter serves of counsel to the Washington D.C.

based law firm of Arnold & Porter, where he was an associate from 1979 to 1986 and a partner from 1986 to July 1994.

     JOHN F. TIERNEY -- AGE 50. Mr. Tierney has served as a member of America West's Board of Directors since December 1993. Mr. Tierney is the assistant chief executive and finance director of GPA Group plc, an Irish aircraft leasing concern, and has served GPA in such capacity since 1993. From 1981 to 1993, he served as chief financial officer of GPA.

     RAYMOND S. TROUBH -- AGE 69. (Audit Committee). Mr. Troubh has been a member of America West's Board of Directors since August 26, 1994. He is a financial consultant and currently serves on the board of directors of ADT Limited, Applied Power Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Benson Eyecare Corporation, Diamond Offshore Drilling, Inc., Foundation Health Corporation, General American Investors Company, Manville Corporation, Olsten Corporation, Petrie Stores Corporation, Riverwood International Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

                          AMERICA WEST AIRLINES[tm]

                               [Front of Card]
PROXY

                         AMERICA WEST AIRLINES, INC.
                        ANNUAL MEETING OF STOCKHOLDERS

      SOLICITED BY THE BOARD OF DIRECTORS OF AMERICA WEST AIRLINES, INC.


  The undersigned hereby appoints William A. Franke and W. Douglas Parker and each of them as proxies with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Airlines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 23, 1996, or at any adjournment thereof, as follows:

  Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

- --------------------------------------------------------------------------------
                                [Back of Card]

Please mark your vote as indicated in this example.  / X /


1. ELECTION OF DIRECTORS   /  / FOR all nominees listed below
                           /  / WITHHOLD AUTHORITY for all nominees listed below

William A. Franke, Julia Chang Bloch, Stephen F. Bollenbach, Frederick W. Bradley, Jr., James G. Coulter, John F. Fraser, John L. Goolsby, Richard C. Kraemer, John R. Power, Jr., Larry L. Risley, Frank B. Ryan, Richard P. Schifter, John F. Tierney and Raymond S. Troubh.

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.
                                                -------------------------------
Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. / /


ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Dated:                            , 1996
      ----------------------------

- ----------------------------------------
              Signature

Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

 PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.